UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Scheduled 14A Information
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
TRIPLE-S MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
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March 18, 2021
Dear Sirs:
The Annual Meeting of Stockholders of Triple-S Management Corporation (the “Company”) will be held on April 30, 2021, in a virtual format only (the “Annual Meeting”). In order for a person to represent a deceased shareholder at the Annual Meeting, the Company must receive the following documents certifying the representative’s authority:
1-	If a will exists and an executor or judicial administrator has been designated:
⇒	Copy of the will or document designating the judicial administrator, if one has been designated,
⇒	Certificate from the Registry of Wills as to the effectiveness of the will, and
⇒	Testamentary Letters issued by the appropriate court certifying the executor.
2-	If a will exists but an executor has not been designated or the executor is not authorized to participate at the Annual Meeting as a representative of the estate:
⇒	Copy of the will,
⇒	Copy of the declaration of heirs (if the will does not distribute the entire estate among the heirs),
⇒	Certificate from the Registry of Wills as to the effectiveness of the will, and
⇒
A letter signed by all heirs to the deceased shareholder included in the will or the declaration of heirs, as the case may be, designating and authorizing the person to participate at the Annual Meeting and to vote therein as set forth in such letter.

3-	If a will does not exist:
⇒	Copy of the declaration of heirs, and
⇒
A letter signed by all heirs to the deceased shareholder included in the declaration of heirs, designating and authorizing the person to participate at the Annual Meeting and to vote therein as set forth in such letter.

In order to participate at the Annual Meeting, the Company must receive all required documents prior to April 22, 2021. All documents must be addressed to the Secretary of the Company at P.O. Box 363628, San Juan, P.R. 00936-3628. If you had sent them previously, please notify us to verify them. For more information, please call (787) 749-4949, Ext. 8321953.
If the representative of the estate of a deceased shareholder cannot attend the Annual Meeting, he/she may exercise the right to vote by completing and sending the Proxy Card, together with the corresponding documentation described above, to the attention of the Secretary of the Corporation.
Sincerely,

Carlos L. Rodríguez-Ramos, Esq. Secretary